As filed with the Securities and Exchange Commission on January 19, 2016

Registration No. 033-59111	Registration No. 333-73073	Registration No. 333-104310
Registration No. 333-63175	Registration No. 333-74912	Registration No. 333-108743
Registration No. 333-67445	Registration No. 333-101460

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 033-59111

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-63175

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-67445

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-4 REGISTRATION STATEMENT NO. 333-73073

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-74912

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-101460

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-104310

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT NO. 333-108743

UNDER

THE SECURITIES ACT OF 1933

The Chubb Corporation

(Exact Name of Registrant as Specified in its Charter)

New Jersey	13-2595722
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

c/o ACE INA Holdings Inc.

436 Walnut Street

Philadelphia, Pennsylvania 19106

(Address of Principal Executive Offices) (Zip Code)

ACE Group Holdings, Inc.

1133 Avenue of the Americas

New York, New York 10036

Attn: Deputy General Counsel – Corporate Affairs

(212) 827-4400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with copy to:

Joseph F. Wayland General Counsel and Secretary ACE Limited Baerengasse 32 Zurich, Switzerland CH-8001 +41 (0)43 456 76 00

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON SHARES

The Chubb Corporation (the “Registrant”) is filing these Post-Effective Amendments on Form S-3 to each of the following Registration Statements on Form S-3 and S-4 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.	Form S-3 Registration Statement No. 033-59111, filed with the Securities and Exchange Commission (the “SEC”) on May 5, 1995, pertaining to the registration of the Registrant’s debt securities, guarantee of debt securities issued by Chubb Capital Corporation, common stock, par value $1.00 per share (“common stock”), preferred stock, depositary shares and warrants;

2.	Form S-3 Registration Statement No. 333-63175, filed with the SEC on September 10, 1998, pertaining to the registration of the Registrant’s debt securities, guarantee of debt securities, issued by Chubb Capital Corporation, common stock, preferred stock, depositary shares and warrants;

3.	Form S-3 Registration Statement No. 333-67445, filed with the SEC on November 17, 1998, pertaining to the registration of the Registrant’s common shares pursuant to The Chubb Corporation Producer Stock Incentive Program (1998);

4.	Form S-4 Registration Statement No. 333-73073, filed with the SEC on February 26, 1999, pertaining to the registration of the Registrant’s common stock issued in connection with the acquisition of Executive Risk, Inc.;

5.	Form S-3 Registration Statement No. 333-74912, filed with the SEC on December 11, 2001, pertaining to the registration of the Registrant’s debt securities, preferred stock, depositary shares, warrants and common stock, including rights to purchase Series B Participating Cumulative Preferred Stock;

6.	Form S-3MEF Registration Statement No. 333-101460, filed with the SEC on November 25, 2002, pertaining to the registration of the Registrant’s debt securities, preferred stock, depositary shares, warrants and common stock, including rights to purchase Series B Participating Preferred Stock;

7.	Form S-3 Registration Statement No. 333-104310, filed with the SEC on April 4, 2003, pertaining to the registration of the Registrant’s common stock, preferred stock, debt securities, depositary shares, warrants, stock purchase contracts, stock purchase units, junior subordinated deferred interest debentures, and guarantees with respect of the preferred securities of Chubb Capital Trusts I-III; and

8.	Form S-4 Registration Statement No. 333-108743, filed with the SEC on September 12, 2003, pertaining to the registration of the Registrant’s 3.95% Notes due 2008 and 5.20% Notes due 2013.

On January 14, 2016, pursuant to the Agreement and Plan of Merger, dated as of June 30, 2015, by and among the Registrant, Chubb Limited (formerly ACE Limited) (“ACE”) and William Investment Holdings Corporation (“Merger Sub”), a wholly owned subsidiary of ACE, Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and as a wholly owned subsidiary of ACE (the “Merger”). After completion of the Merger, effective as of January 15, 2016, the Registrant merged with and into ACE INA Holdings Inc., a Delaware corporation and wholly owned subsidiary of ACE (“ACE INA”), with ACE INA surviving as a wholly owned subsidiary of ACE. In connection with the Merger, the Registrant is terminating all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements, the Registrant hereby removes from registration all securities under the Registration Statements that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment on Form S-3 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia State of Pennsylvania, on this January 19, 2016.

The Chubb Corporation
By ACE INA Holdings Inc., as successor to The Chubb Corporation

By:	/s/ Kenneth Koreyva
	Name:	Kenneth Koreyva
	Title:	Chief Financial Officer

January 19, 2016